Exhibit 10.2
8% PROMISSORY NOTE
OF
RICK’S CABARET INTERNATIONAL, INC.

FOR VALUE RECEIVED, RICK’S CABARET INTERNATIONAL, INC., a Texas corporation with its principal office located at 10959 Cutten Road, Houston, Texas 77066 (the "Company"), unconditionally promises to pay to DI Food and Beverage of Las Vegas, LLC, a Nevada limited liability company, whose address is 3355 Procyon Street, Las Vegas, Nevada 89102, or the registered assignee, upon presentation of this 8% Promissory Note (the "Note") by the registered holder hereof (the "Holder") at the office of the Company, the principal sum of $3,000,000 (the “Principal Amount”), together with any accrued and unpaid interest thereon, subject to the terms and conditions set forth below, on September 1, 2010 (the “Maturity Date”), if not sooner paid.   The date of execution and issuance of this Note is September 5, 2008 (“Original Issue Date”).

The following terms shall apply to this Note:

1.           Schedule for Payment of Principal and Interest.

The Company shall pay to the Holder seventeen (17) equal monthly installments of $60,829.18 of principal plus interest on the Principal Amount outstanding hereunder, in cash, in arrears, at the rate of eight percent (8%) per annum from the Original Issuance Date, commencing with the first monthly payment due April 5, 2009 and subsequent monthly payments thereafter due on the first day of each successive month through August 5, 2010, with a final payment of $2,443,717.46 being due and payable on September 5, 2010, being the Maturity Date of this Note representing the then total outstanding principal and interest due on the Note.

The payment schedule of this Note is based upon a five (5) year amortization, with a two (2) year balloon payment.

2.           Payment.  Payment of any sums due to the Holder under the terms of this Note shall be made in United States Dollars by check or wire transfer at the option of the Company.  Payment shall be made at the address last appearing on the records of the Company as designated in writing by the Holder hereof from time to time.  If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Houston, Texas, such payment shall become due and payable on the next succeeding day on which banks are open and not permitted to be closed in Houston, Texas ("Business Day").  The forwarding of such funds shall constitute a payment of outstanding principal and/or interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment.  The Company may prepay this Note in any amount at any time before the Maturity Date without penalty or premium.

3.           Representations and Warranties of the Company.  The Company represents and warrants to the Holder that:

(a)           Organization.  The Company is validly existing and in good standing under the laws of the state of Texas and has the requisite power to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary or advisable, except where the failure to do so would not have a material adverse effect on the Company.

(b)           Power and Authority.   The Company has the requisite power to execute, deliver and perform this Note, and to consummate the transactions contemplated hereby.  The execution and delivery of this Note by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Note has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

4.           Events of Defaults and Remedies.  The following are deemed to be an event of default ("Event of Default") hereunder: (i) the failure by the Company to pay any installment of interest on the Note as and when due and payable and the continuance of any such failure for 10 days, (ii) the failure by the Company to pay all or any part of the principal on the Note when and as the same becomes due and payable, as set forth above, and the continuance of any such failure for 10 days, (iii) the failure by the Company to observe or perform any other covenant or agreement contained in the Note and the continuance of such failure for a period of 30 days after written notice is given to the Company by the Holder, (iv) the assignment by the Company for the benefit of creditors, or an application by the Company to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of the Company, or the commencement of any proceedings relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or the filing of such application, or the commencement of any such proceedings against the Company and an indication of consent by the Company to such proceedings, or the appointment of such trustee or receiver, or an adjudication of the Company bankrupt or insolvent, or approval of the petition in any such proceedings, and such order remains in effect for 60 days; or (v) a default in the payment of principal or interest when due which extends beyond any stated period of grace applicable thereto or an acceleration for any other reason of maturity of any indebtedness for borrowed money of the Company with an aggregate principal amount in excess of $750,000 and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $750,000, at any one time rendered against the Company and not stayed, bonded or discharged within 75 days.

If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above with respect to the Company), then in every such case, unless the Principal Amount of the Note shall have already become due and payable, the Holder of the Note then outstanding, by notice in writing to the Company (an "Acceleration Notice"), may declare all principal and accrued and unpaid interest thereon to be due and payable immediately.  If an Event of Default specified in clause (iv) above occurs with respect to the Company, all principal and accrued and unpaid interest thereon will be immediately due and payable on the Note without any declaration or other act on the part of the Holder.  The Holder may rescind such acceleration if the existing Event of Default has been cured or waived.

5.           No Personal Liability of Shareholders, Officers, Directors.  No recourse shall be had for the payment of the principal or the interest on this Note, or for any claim based thereon, or otherwise in respect thereof, or based on or in respect of any Note supplemental thereto, against any incorporator, stockholder, officer, or director (past, present, or future) of the Company, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof, and as part of the consideration for the issue hereof, expressly waived and released.

6.           Listing of Registered Holder of Note.  This Note will be registered as to principal in the Holder's name on the books of the Company at its principal office in Houston, Texas, after which no transfer hereof shall be valid unless made on the Company's books at the office of the Company, by the Holder hereof, in person, or by attorney duly authorized in writing, and similarly noted hereon.

7.           Waiver of Demand, Presentment, Etc.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

8.           Attorney’s Fees.  The Company agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under this Note.

9.           Enforceability.  In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10.         Intent to Comply with Usury Laws.  In no event will the interest to be paid on this Note exceed the maximum rate provided by law.  It is the intent of the parties to comply fully with the usury laws of the State of Nevada; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, in no event shall such Note require the payment or permit the collection of interest (which term, for purposes hereof, shall include any amount which, under Nevada law, is deemed to be interest, whether or not such amount is characterized by the parties as interest) in excess of the maximum amount permitted by the laws of the State of Nevada.  If any excess of interest is unintentionally contracted for, charged or received under this Note, or in the event the maturity of the indebtedness evidenced by the Note is accelerated in whole or in part, or in the event that all of part of the Principal Amount or interest of this Note shall be prepaid, so that the amount of interest contracted for, charged or received under this Note, on the amount of the Principal Amount actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by the applicable usury laws, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) neither the Company nor any other person or entity now or hereafter liable for the payment thereof, shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by such applicable usury laws, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount thereof or refunded to the Company at the Holder’s option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof.  It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Note which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Note evidenced thereby, all interest at any time contracted for, charged or received from the Company or otherwise by the Holders in connection with this Note.

11.         Governing Law; Consent to Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state or federal courts sitting in the Clark County, Nevada (the “Clark County Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Clark County Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Clark County Courts, or that such Clark County Courts are improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

12.         Amendment and Waiver.  Any waiver or amendment hereto shall be in writing signed by the Holder.  No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights.  The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

13.         Restrictions Against Transfer or Assignment.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Note without the prior written consent of the other party hereto.

14.         Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, transmitted by facsimile transmission (fax) or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery:

(a)           If to the Company, to it at the following address:

         10959 Cutten Road
      Houston, Texas 77066
          Attn: Eric Langan
          (fax) 281-397-6765

(b)           With a copy to:

          Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Ste. 700
      Houston, Texas 77007
         (fax) 713-552-0202

(c)           If to registered Holder, then to the address listed on the front of this Note, unless changed, by notice in writing as provided for herein.

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, the date of actual receipt by the party to whom such notice is required to be given.

IN WITNESS WHEREOF, Ricks Cabaret International, Inc. has caused this Note to be duly executed in its corporate name by the manual signature of its President.

Dated:  September 5, 2008.

Rick’s Cabaret International, Inc.

/s/ Eric Langan
Eric Langan
President and Chief Executive Officer